Exhibit 99.1

For Immediate Release

Smithfield Foods Reports Third Quarter Results

Smithfield, Virginia (March 1, 2006)—Smithfield Foods, Inc. (NYSE: SFD) announced net income for the third quarter of fiscal 2006 of $71.0 million, or $.63 per diluted share, versus net income last year of $97.5 million, or $.87 per diluted share. Sales of $2.9 billion were slightly less than last year, despite overall volume increases, on lower average selling prices in the pork segment.

Year-to-date results include pretax charges totaling $16.3 million, or $.09 per diluted share, in connection with the restructuring of east coast pork processing operations in the second quarter. Year-to-date results last year included a pretax charge of $8.3 million, or $.05 per share, related to operating losses and shutdown costs of the Showcase Foods plant and the settlement of a civil suit in the second quarter.

Following are the company’s sales and operating profit by segment:

	13 Weeks Ended		39 Weeks Ended
(in millions)	January 29, 2006	January 30, 2005	January 29, 2006	January 30, 2005
Sales
Pork	$1,967.1	$2,062.3	$5,648.5	$5,710.0
Beef	603.0	551.6	2,007.6	1,673.5
International	287.6	310.3	869.5	724.4
Hog Production	432.8	544.3	1,389.3	1,598.0
Other	39.2	36.6	115.9	110.8

	3,329.7	3,505.1	10,030.8	9,816.7
Intersegment	(381.8)	(445.0)	(1,227.2)	(1,385.8)

Total Sales	$2,947.9	$3,060.1	$8,803.6	$8,430.9

Operating Profit
Pork	$89.7	$49.8	$128.0	$111.5
Beef	2.2	(0.2)	5.2	(7.0)
International	1.6	5.5	(4.9)	12.3
Hog Production	64.7	145.1	282.7	342.9
Other	9.0	8.4	26.7	21.8
Corporate	(22.1)	(24.8)	(65.7)	(67.2)

Total Operating Profit	$145.1	$183.8	$372.0	$414.3

Earnings in the quarter were the result of sharply higher pork processing margins that partially offset the substantial decline in operating profits in the hog production segment.

Smithfield’s pork segment produced strong earnings as a result of lower raw material costs and improved product mix. The company enjoyed a very good holiday ham season, with significantly higher volumes and margins in smoked hams. Although Smithfield’s total processed meats volume grew a modest two percent, important, higher-margin product categories including dry sausage, pre-cooked sausage, spiral hams and pre-cooked ribs, recorded double-digit growth. Further processed meats margins were well above those of the same quarter last year.

The company continued to concentrate on using raw materials internally and upgrading its value-added categories. To this end, Smithfield has increased pre-cooked bacon capacity by 40 percent this year, emerging as the major provider to the foodservice industry which is undergoing a transition from raw to pre-cooked bacon. Pre-cooked bacon volume advanced nine percent, on top of a 34 percent gain in the third quarter of fiscal 2005 and is poised for further growth. In addition to expansion in the bacon category, the company’s state-of-the-art, ready-to-eat deli ham plant is scheduled to come on line this summer.

Smithfield’s beef operations reported a modest profit in the third quarter in spite of export markets that were closed most of the quarter, tight cattle supplies and high cattle costs. Beef volume rose seven percent and shipments to foodservice customers rose significantly. The company’s cattle feeding interests reported a small profit, reflecting improved results near the end of the quarter.

Hog production earnings declined 55 percent from the same quarter last year, as live hog market prices fell 21 percent and averaged $43 per hundredweight, more than $11 per hundredweight below a year ago. Raising costs were $38 per hundredweight, compared with $41 in the third quarter last year.

The international segment reported a slight profit in spite of high raw material costs in Poland and continuing difficult industry conditions in France.

The company’s joint venture turkey operations in the Other segment experienced increased earnings due to favorable pricing and feed costs.

“This year’s third quarter demonstrated once again the value of our integrated model in pork,” said Joseph W. Luter, III, chairman and chief executive officer. “As hog production profits declined, pork processing margins rebounded, delivering a solid quarter.”

Mr. Luter noted that the company would continue to see volatility in hog production profits and pork processing margins; this is the nature of the business. However, the company’s focus on operating as an integrated unit should result in more stable returns. Mr. Luter said, “On a long term basis, we are building our base domestic business with higher-value, fully-processed and cooked products that utilize our raw materials internally and enhance our margins on processed meats. Internationally, startup costs and growing pains in our Central European operations have had, and will continue to have, unfavorable near-term impacts. However, we continue to be very optimistic about the long-term opportunities in Central Europe. As our operations in Poland and Romania mature and Romania accedes to the European Union, we intend to become a significant player in the European market.”

“Looking forward to the fourth quarter, live hog prices and futures have rallied recently. Fresh pork margins are very weak and difficulties in the beef industry persist. We continue to expect good results in processed meats and solid profitability in hog production. All-in-all, we are guardedly optimistic about the fourth quarter in view of current market conditions,” said Mr. Luter.

Smithfield Foods has delivered a 25 percent average annual compounded rate of return to investors since 1975. With sales of $11 billion, Smithfield is the leading processor and marketer of fresh pork and processed meats in the United States, as well as the largest producer of hogs. For more information, visit www.smithfieldfoods.com.

This news release may contain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include statements concerning the company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include availability and prices of livestock, raw materials and supplies, livestock costs, product pricing, the competitive environment and related market conditions, operating efficiencies, access to capital, the cost of compliance with environmental and health standards, adverse results from ongoing litigation and actions of domestic and foreign governments.

SMITHFIELD FOODS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share data)

	13 Weeks Ended		39 Weeks Ended
	January 29, 2006	January 30, 2005	January 29, 2006	January 30, 2005
Sales	$2,947.9	$3,060.1	$8,803.6	$8,430.9
Cost of sales	2,622.4	2,710.2	7,914.2	7,551.7

Gross profit	325.5	349.9	889.4	879.2

Selling, general and administrative expenses	183.5	170.0	532.7	476.2
Interest expense	37.5	36.1	113.8	96.2
Equity in income of affiliates	(3.1)	(3.9)	(15.3)	(11.3)

Income before income taxes	107.6	147.7	258.2	318.1
Income taxes	36.6	50.2	86.6	107.3

Net income	$71.0	$97.5	$171.6	$210.8

Income per share:
Basic	$.64	$.88	$1.54	$1.90
Diluted	$.63	$.87	$1.53	$1.88

Weighted average shares outstanding:
Basic	111.1	111.2	111.1	111.2
Diluted	112.1	112.3	112.1	112.2

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